Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2010 RESULTS
DALLAS — (BUSINESS WIRE) —August 4, 2010 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2010. Company highlights for the second quarter include:
Highlights
•	Cash From Facility Operations (“CFFO”) increased 26 percent to $4.4 million, or $0.16 per share, in the second quarter of 2010 versus $3.5 million, or $0.13 per share, for the second quarter of 2009.

•	Net income was $1.5 million, or $0.05 per share, in the second quarter of 2010, versus $0.4 million, or $0.02 per share, in the second quarter of 2009.

•	Revenue was $50.5 million, a 7 percent increase from the second quarter of 2009.

•	Same community occupancy increased 40 basis points during the second quarter of 2010, ending the quarter at 85 percent.

•	Adjusted EBITDAR improved over the second quarter of 2009 by $2.6 million, or 18 percent, to $16.7 million. EBITDAR margin improved to 33.1 percent from 29.9 percent.

•	The Company sold its interests in two joint ventures and began leasing eight communities, resulting in $4.5 million of proceeds, and $1.1 million of deferred gains.

•	The Company announced that it expects to add 12 high-quality leased assisted living communities to its portfolio in the third quarter of this year, expanding resident capacity by 764 seniors.

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•	Cash in the second quarter increased by $3.3 million while mortgage debt was reduced by $5.5 million. One mortgage was paid off at a discount, resulting in a $0.7 million pre-tax gain.
“Our disciplined expense management and execution of our strategic business plan are contributing to meaningful enhancements in shareholder value,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We closed two transactions in the second quarter and anticipate closing a third significant transaction in the third quarter. On a combined basis, these three transactions are expected to increase incremental annual revenues by approximately $52 million, a more than 25 percent increase, and EBITDAR by over $22 million; incremental EBITDAR margin is expected to exceed 43 percent; and CFFO for the Company should grow by approximately $3 million per year, equivalent to $0.11 per share. In addition, we are encouraged by the fact that new supply will be practically non-existent as demand continues to grow. We expect future occupancy gains to result in solid incremental margins and meaningful cash flow growth.”
Operating Results
•	Average physical occupancy rate for the 59 stabilized communities was 86 percent.

•	Operating margins (before property taxes, insurance and management fees) were 49 percent in stabilized independent and assisted living communities.

•	At communities under management, excluding three communities undergoing conversions, same-store revenue increased 1.5 percent versus the second quarter of 2009 as a result of a 1.7 percent increase in average monthly rent. Same-community expenses increased 0.5 percent and net income increased 3.0 percent from the comparable period of the prior year.
Significant Transactions
•	A joint venture in which the Company held an 11 percent interest sold five communities to Health Care REIT, Inc. (“HCN”). Upon closing the sale in mid-April, the Company began leasing the communities from HCN. The Company received proceeds from its interests of approximately $3.2 million and realized a gain of approximately $0.8 million, which has been deferred and is being recognized as a reduction in lease expense over the initial 15-year lease term.

Annualizing results of operations, these communities are expected to generate over $11.0 million of annual revenue and $0.8 million of annual cash flow, net of rent expense.

•	A second joint venture in which the Company held a 15 percent interest sold three communities, also to HCN. Upon closing the sale of its interests at the end of April, the Company began leasing the communities from HCN. The Company received proceeds from its interests of approximately $1.3 million and realized a gain of approximately $0.3 million which is also being deferred over the initial 15-year lease term.

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Annualizing results of operations, these communities are expected to generate over $11.7 million of annual revenue and $0.7 million of annual cash flow, net of rent expense.

•	The Company announced in June of this year that it has entered into a definitive agreement with Signature Assisted Living of Texas, LLC (“Signature”) to acquire Signature’s interests in 12 communities it leases from HCN. The 12 leased communities are high-quality purpose-built assisted living and memory care facilities located in Texas. The communities average less than three years of age and are currently 92 percent occupied. The transaction is expected to close in the third quarter of 2010, subject to customary closing conditions and approvals.

The acquisition of these leases will increase the Company’s resident capacity by 764 seniors. Annualizing the 12 senior housing communities’ revenues yields approximately $30.3 million, with EBITDAR of approximately $13.5 million, net of incremental general and administrative expenses. EBITDAR is expected to exceed the annual cash payment due HCN by approximately $4.6 million, and the transaction is expected to increase the Company’s CFFO by approximately $2.3 million, or $0.09 per share.
OPERATING AND FINANCIAL RESULTS
For the second quarter of 2010, the Company reported revenue of $50.5 million, compared to revenue of $47.2 million in the second quarter of 2009. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $4.4 million, largely as a result of converting eight communities previously owned in joint ventures to leased communities. The number of consolidated communities increased from 50 to 58. Financial occupancy of the consolidated portfolio averaged 83.8 percent in the second quarter of 2010 with an average monthly rent of $2,609 per occupied unit. Excluding three communities with units being converted to higher levels of care, financial occupancy of the consolidated portfolio averaged 85.2 percent.
Revenue under management was $56.6 million in the second quarter of 2010 compared to $55.0 million in the second quarter of 2009. Revenue under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. There were 66 communities under management in both periods.
Operating expenses for the second quarter of 2010 were $28.4 million, an increase of $2.4 million from the second quarter of 2009, due to eight additional communities now being consolidated. As a percentage of resident and healthcare revenue, operating expenses were 60.5 percent in the second quarter of 2010 compared to 61.2 percent in the second quarter of 2009, an improvement of 70 basis points.

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General and administrative expenses of $2.7 million were approximately $0.6 million less than the second quarter of 2009. The second quarter of the prior year reflected an unusually high rate of health insurance claims. All other corporate expenses were virtually flat with the prior year, despite the revenue growth. General and administrative expenses as a percentage of revenues under management were 4.8 percent.
Facility lease expenses were $7.9 million in the second quarter of 2010, approximately $1.4 million higher than the second quarter of 2009, reflecting eight additional leased communities and increases in contingent rent.
Depreciation and amortization expense increased $0.2 million from the second quarter of the prior year as a result of capital improvements at certain of the Company’s owned and leased facilities.
Adjusted EBITDAR for the second quarter of 2010 was approximately $16.7 million, an increase of $2.6 million or 18 percent from the second quarter of 2009. Adjusted EBITDAR margin was 33.1 percent for the period, an improvement of over three percentage points from the second quarter of 2009.
Interest expense was $2.8 million in the second quarter of 2010, approximately $0.2 million below the second quarter of 2009, reflecting lower debt outstanding due to principal amortization and the pay-off of one mortgage during the quarter.
The Company reported income before taxes of approximately $2.6 million in the second quarter of 2010 compared to a pre-tax profit of approximately $0.8 million in the second quarter of 2009. Excluding casualty losses, transaction costs and a gain on settlement of debt, adjusted pre-tax income in the second quarter of 2010 was $2.2 million.
The Company reported net income of $1.5 million or $0.05 per diluted share in the second quarter of 2010 versus net income of $0.4 million, or $0.02 per diluted share in the second quarter of 2009. With the adjustments noted above, recurring net income for the second quarter of 2010 was $1.2 million, also equal to $0.05 per diluted share. CFFO was $4.4 million or $0.16 per diluted share in the second quarter of 2010, versus $3.5 million or $0.13 per diluted share in the second quarter of 2009.
For the first six months of 2010, the Company produced revenue of $98.4 million, compared to revenue of $95.2 million in the first six months of 2009. Resident and healthcare revenue increased $4.7 million from the first half of the prior year.
Adjusted EBITDAR for the first six months of 2010 was $31.0 million, compared to $28.4 million for the first six months of 2009. The Company earned adjusted net income of $1.9 million or $0.07 per diluted share in the first six months of 2010, compared to adjusted net income of $1.2 million or $0.05 per diluted share in the first six months of 2009. CFFO was $8.3 million or $0.31 per diluted share in the first six months of 2010, compared to $7.6 million or $0.29 per diluted share in the first six months of 2009.

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CAPITAL OVERVIEW AND FINANCING
The Company ended the quarter with $39.1 million of cash and cash equivalents, including restricted cash.
As of June 30, 2010, the Company financed its 25 owned communities with 24 mortgages totaling $175.8 million at fixed interest rates averaging 6.0 percent. One community is now unencumbered. On April 15, 2010, the Company negotiated a pay-off settlement with the servicer of a securitized promissory note with an outstanding principal balance of $4.6 million. The securitized promissory note was a debt obligation of one of the Company’s wholly owned subsidiaries and matured on September 1, 2009. The Company recorded a pre-tax gain in the second quarter of $0.7 million on the settlement of this debt.
Capital expenditures for the quarter were approximately $2.5 million, representing $1.5 million of investment spending and $1.0 million of recurring Capex. If annualized, spending for recurring Capex equaled approximately $600 per unit.
Q2 2010 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s second quarter 2010 results. The call will be held on Thursday, August 5, 2010 at 11:00 a.m. Eastern Time.
The call-in number is 913-312-0684, confirmation code 6804879. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 5, 2010 at 2:00 p.m. Eastern Time, until August 13, 2010 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6804879. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 10,000 residents.

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The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, CFFO, CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,180	$28,972
Restricted cash	3,919	2,167
Accounts receivable, net	3,550	3,340
Accounts receivable from affiliates	268	424
Federal and state income taxes receivable	26	1,493
Deferred taxes	1,134	1,208
Assets held for sale	354	354
Property tax and insurance deposits	8,089	8,632
Prepaid expenses and other	4,353	4,010

Total current assets	56,873	50,600
Property and equipment, net	297,789	300,678
Deferred taxes	7,330	7,781
Investments in joint ventures	2,681	6,536
Other assets, net	17,125	14,908

Total assets	$381,798	$380,503

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,586	$2,037
Accounts payable to affiliates	84	—
Accrued expenses	15,287	12,287
Current portion of notes payable	7,228	9,347
Current portion of deferred income	7,015	6,838
Customer deposits	1,397	1,295

Total current liabilities	32,597	31,804
Deferred income	15,934	16,747
Notes payable, net of current portion	172,011	173,822
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 27,080 and 26,945 in 2010 and 2009, respectively	274	273
Additional paid-in capital	132,518	131,576
Retained earnings	29,398	27,215
Treasury stock, at cost — 350 shares	(934)	(934)

Total shareholders’ equity	161,256	158,130

Total liabilities and shareholders’ equity	$381,798	$380,503

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Resident and health care revenue	$46,933	$42,550	$89,802	$85,149
Unaffiliated management services revenue	18	18	36	36
Affiliated management services revenue	498	678	1,207	1,300
Community reimbursement revenue	3,064	3,959	7,376	8,695

Total revenues	50,513	47,205	98,421	95,180
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	28,379	26,020	54,695	51,989
General and administrative expenses	2,724	3,372	5,755	6,364
Facility lease expense	7,882	6,531	14,307	12,939
Stock-based compensation expense	256	289	557	620
Depreciation and amortization	3,494	3,275	6,951	6,528
Community reimbursement expense	3,064	3,959	7,376	8,695

Total expenses	45,799	43,446	89,641	87,135

Income from operations	4,714	3,759	8,780	8,045
Other income (expense):
Interest income	10	16	19	38
Interest expense	(2,763)	(2,956)	(5,625)	(5,904)
Gain on settlement of debt	684	—	684	—
Other income	(39)	4	17	73

Income before provision for income taxes	2,606	823	3,875	2,252
Provision for income taxes	(1,148)	(394)	(1,692)	(1,003)

Net income	$1,458	$429	$2,183	$1,249

Per share data:
Basic net income per share	$0.05	$0.02	$0.08	$0.05

Diluted net income per share	$0.05	$0.02	$0.08	$0.05

Weighted average shares outstanding — basic	26,575	26,187	26,558	26,266

Weighted average shares outstanding — diluted	26,670	26,272	26,654	26,331

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2010	2009
Operating Activities
Net income	$2,183	$1,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,951	6,519
Amortization	—	9
Amortization of deferred financing charges	165	169
Amortization of deferred lease costs	201	185
Deferred income	(636)	(1,340)
Deferred income taxes	525	1,021
Equity in the earnings of unconsolidated joint ventures	(17)	(73)
Gain on settlement of debt	(684)	—
Provision for bad debts	72	263
Stock based compensation expense	557	620
Changes in operating assets and liabilities:
Accounts receivable	(282)	(41)
Accounts receivable from affiliates	156	663
Property tax and insurance deposits	386	727
Prepaid expenses and other	(388)	1,840
Other assets	(2,632)	(283)
Accounts payable	(367)	(634)
Accrued expenses	3,000	(544)
Federal and state income taxes receivable	1,467	1,168
Customer deposits	102	(142)

Net cash provided by operating activities	10,759	11,376
Investing Activities
Capital expenditures	(4,062)	(3,777)
Net distributions from joint ventures	3,872	362

Net cash used in investing activities	(190)	(3,415)
Financing Activities
Increase in restricted cash	(1,752)	(2,162)
Proceeds from notes payable	3,355	1,459
Repayments of notes payable	(6,350)	(4,230)
Cash proceeds from the issuance of common stock	340	5
Excess tax benefits on stock options exercised	46	—
Purchases of treasury stock	—	(934)

Net cash used in financing activities	(4,361)	(5,862)

Increase in cash and cash equivalents	6,208	2,099
Cash and cash equivalents at beginning of period	28,972	25,880

Cash and cash equivalents at end of period	$35,180	$27,979

Supplemental Disclosures
Cash paid during the period for:
Interest	$5,529	$5,757

Income taxes	$470	$416

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 10	Q2 09	Q2 10	Q2 09	Q2 10	Q2 09
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	4,058	4,058	3,503	3,503
Leased	33	25	4,631	3,892	3,697	3,104
Joint Venture communities (equity method)	7	15	1,347	2,086	1,061	1,654
Third party communities managed	1	1	148	148	115	115

Total	66	66	10,184	10,184	8,376	8,376
Independent living			6,784	6,784	5,695	5,695
Assisted living			2,685	2,685	2,063	2,063
Continuing Care Retirement Communities			715	715	618	618

Total			10,184	10,184	8,376	8,376
II. Percentage of Operating Portfolio
Consolidated communities
Owned	37.9%	37.9%	39.8%	39.8%	41.8%	41.8%
Leased	50.0%	37.9%	45.5%	38.2%	44.1%	37.1%
Joint venture communities (equity method)	10.6%	22.7%	13.2%	20.5%	12.7%	19.7%
Third party communities managed	1.5%	1.5%	1.5%	1.5%	1.4%	1.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			66.6%	66.6%	68.0%	68.0%
Assisted living			26.4%	26.4%	24.6%	24.6%
Continuing Care Retirement Communities			7.0%	7.0%	7.4%	7.4%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Owned communities
Number of communities	25	25
Resident capacity	4,058	4,058
Unit capacity	3,503	3,503
Financial occupancy (1)	83.6%	85.2%
Revenue (in millions)	20.2	20.5
Operating expenses (in millions) (2)	11.3	11.2
Operating margin	44%	45%
Average monthly rent	2,306	2,295
II. Leased communities
Number of communities	33	25
Resident capacity	4,631	3,892
Unit capacity	3,697	3,104
Financial occupancy (1)	84.1%	81.8%
Revenue (in millions)	26.7	22.2
Operating expenses (in millions) (2)	14.2	12.3
Operating margin	47%	45%
Average monthly rent	2,898	2,821
III. Consolidated communities
Number of communities	58	50
Resident capacity	8,689	7,950
Unit capacity	7,200	6,607
Financial occupancy (1)	83.8%	83.6%
Revenue (in millions)	46.9	42.6
Operating expenses (in millions) (2)	25.4	23.4
Operating margin	46%	45%
Average monthly rent	2,609	2,541
IV. Communities under management
Number of communities	66	66
Resident capacity	10,184	10,184
Unit capacity	8,376	8,376
Financial occupancy (1)	81.1%	80.0%
Revenue (in millions)	56.6	55.0
Operating expenses (in millions) (2)	30.3	30.0
Operating margin	46%	45%
Average monthly rent	2,745	2,709

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	Communities		Resident Capacity		Units
	Q2 10	Q2 09	Q2 10	Q2 09	Q2 10	Q2 09
V. Same Store communities under management (excluding 3 communities with conversions)
Number of communities	60	60
Resident capacity	9,103	9,103
Unit capacity	7,519	7,519
Financial occupancy (1)	84.7%	84.9%
Revenue (in millions)	52.9	52.4
Operating expenses (in millions) (2)	27.9	27.8
Operating margin	47%	47%
Average monthly rent	2,735	2,703
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter	4.8%	6.1%
First six months	5.1%	5.8%
VII. Consolidated Debt Information (in thousands, except for interest rates)
Excludes insurance premium financing
Total fixed rate debt	175,831	184,103
Weighted average interest rate	6.0%	6.1%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	Excludes management fees, insurance and property taxes.

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CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Adjusted EBITDAR
Net income from operations	$4,714	$3,759	$8,780	$8,045
Depreciation and amortization expense	3,494	3,275	6,951	6,528
Stock-based compensation expense	256	289	557	620
Facility lease expense	7,882	6,531	14,307	12,939
Provision for bad debts	59	252	131	263
Casualty losses	161	—	161	—
Transaction costs	146	—	146	—

Adjusted EBITDAR	$16,712	$14,106	$31,033	$28,395

Adjusted EBITDAR Margin
Adjusted EBITDAR	$16,712	$14,106	$31,033	$28,395
Total revenues	50,513	47,205	98,421	95,180

Adjusted EBITDAR margin	33.1%	29.9%	31.5%	29.8%

Adjusted net income and net income per share
Net income	$1,458	$429	$2,183	$1,249
Casualty losses, net of tax	101	—	101	—
Transaction costs, net of tax	92	—	92	—
Gain on settlement of debt, net of tax	(431)	—	(431)	—

Adjust net income	$1,220	$429	$1,945	$1,249

Adjusted net income per share	$0.05	$0.02	$0.07	$0.05

Diluted shares outstanding	26,670	26,272	26,654	26,331

CFFO and CFFO per share
Net cash provided by operating activities	$3,482	$6,082	$10,759	$11,376
Changes in operating assets and liabilities	1,433	(2,063)	(1,442)	(2,754)
Recurring capital expenditures	(561)	(505)	(1,066)	(1,010)

CFFO	$4,354	$3,514	$8,251	$7,612

CFFO per share	$0.16	$0.13	$0.31	$0.29

Diluted shares outstanding	26,670	26,272	26,654	26,583

Adjusted pretax income
Pretax income as reported	$2,606	$823	$3,875	$2,252
Casualty losses	161	—	161	—
Transaction costs	146	—	146	—
Gain on settlement of debt	(684)	—	(684)	—

Adjusted pretax income	$2,229	$823	$3,498	$2,252

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